Exhibit 10.40

Zoomcar Holdings, Inc.

Website: www.zoomcar.com

May 11, 2026

ACM Zoomcar Convert LLC

c/o Atalaya Capital Management LP

One Rockefeller Plaza, 32nd Floor,

New York, NY 10020

Re:	Letter of Understanding

Dear Drew,

This letter (the “Letter”) captures the agreement between Zoomcar Holdings, Inc. (“Zoomcar”) and ACM Zoomcar Convert LLC (“ACM”) regarding the path forward to resolve the outstanding judgments entered against Zoomcar on July 1, 2025 (“ACM Judgment”) and reflects the parties’ intention to proceed and resolve such matters as per the terms below.

1.	Zoomcar will pay a total of $2,500,000 to ACM on or before October 31, 2026. This may be paid in one or more tranches over time. Each payment made will reduce on a dollar-for-dollar basis, the ACM Judgment.

2.	Once the $2,500,000 has been fully paid, the remaining balance of the ACM Judgment (as of the date of this Letter, ~ $3,500,000 plus accrued interest, up to the date of the conversion) will be satisfied via the issuance of equity. This equity will be (i) issued on the same price and economic terms as any subsequent Zoomcar financing closed before the date upon which a total of $2,500,000 (as contemplated by Paragraph 1 above), has been received by ACM and (ii) subject to the same conditions as any such offering (assuming such person(s) were also investing the amount (or smaller amount) that ACM would be investing). To the extent multiple financings are closed prior to ACM receiving $2,500,000, ACM shall, subject to the terms of the foregoing sentence, be permitted to convert on any of the terms of any of such financings.

3.	From the date of the Letter, ACM shall be notified as soon as practical, but in no event less than five business days in advance, of all capital raising activity of Zoomcar so that ACM can ensure that Zoomcar is paying down the $2,500,000 set forth in Paragraph 1 above as “promptly as practical” (as such terms may be determined by Zoomcar in its sole, good faith, discretion). Notwithstanding the foregoing, with respect to any capital raising activity, (a) ACM shall receive at least 10% of the gross proceeds of any such capital activity and (b) Zoomcar shall not prioritize paying down any of its other creditors (i.e., if another creditor, for example, gets 17% ofthe a proceeds of a capital raise, then ACM shall also receive at least 17% of such proceeds). Upon the execution of this Letter, ThinkEquity shall be notified, in writing, of the terms of this Letter.

4.	Until March 31st, 2027 (the “Courtesy Standstill Period”) ACM shall not take any further action to enforce or realize on the ACM Judgement (other than, for the avoidance of doubt, the activity permitted by Paragraph 5 below) but only to the extent it believes, in ACM’s sole discretion, that ZCAR is working to pay ACM. In the event ACM believes that is not the case, ACM may terminate the Courtesy Standstill Period and Zoomcar shall have no rights to challenge such early termination. In addition, ACM may, in its sole discretion, extend the Courtesy Standstill Period if it believes that Zoomcar’s uplisting capital raise is nearing completion. Any such extension(s) or early termination shall be reflected in a written agreement executed by ACM.

5.	Simultaneous with the execution of this Letter, Zoomcar shall (i) with respect to the ACM Judgment, submit a confession of judgment to ACM, and withdraw all appeals of ACM’s judgement and (ii) provide ACM with a list of all of its assets and bank accounts, as may be updated from time to time, so that ACM may perfect the ACM Judgement (and place associated liens), with the understanding that any further enforcement or realization actions shall be subject to the terms of the Courtesy Standstill Period set forth in Paragraph 4 above.

6.	This Letter constitutes a legally binding and enforceable agreement between the parties with respect to the subject matter hereof. The parties acknowledge and agree that the ACM Judgment remains valid and enforceable in accordance with its terms, subject to the provisions of this Letter. Please confirm your agreement to the foregoing by executing this Letter in the space provided below and returning a signed copy to the undersigned.

ON BEHALF OF ZOOMCAR HOLDINGS, INC.

By:	/s/ Deepankar Tiwari
Name:	Deepankar Tiwari
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

ON BEHALF OF ACM ZOOMCAR CONVERT LLC

By:	/s/ Drew Philips
Name:	Drew Philips
Authorized Signatory